Exhibit 99.1

Contact:	Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5520

METABASIS THERAPEUTICS RECIEVES NOTICE OF NONCOMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

SAN DIEGO, CA – September 18, 2009 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX) announced today that on September 15, 2009, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”), notifying the Company that based upon the closing bid price of its common stock for the last 30 consecutive business days, the Company did not maintain a minimum closing bid price of $1.00 per share or more that is required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until March 15, 2010, in which to regain compliance. If at anytime during this grace period the closing bid price of the Company’s common stock is $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide the Company with written confirmation of regained compliance.

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company that has discovered novel drugs for metabolic diseases using its proprietary technology and its knowledge of processes and pathways within the liver that are useful for liver-selective drug targeting and treatment of metabolic diseases. The Company has established a broad pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs. The Company’s product pipeline includes clinical-stage product candidates and advanced discovery programs for the treatment of metabolic diseases such as diabetes and hyperlipidemia, as well as product candidates and advanced discovery programs for the treatment of liver diseases such as hepatitis and primary liver cancer. All of the Company’s product candidates were developed internally.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the Company’s ability to regain compliance with Nasdaq listing requirements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ ability to maintain compliance with Nasdaq Capital Market continued listing requirements and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

###